EXHIBIT 10(f)

Personnel Policy
Incentive Bonus Program

A.    Policy

     1. The philosophy of the company's compensation program is "Pay for Performance". The purpose of our Incentive Bonus Program is to provide compensation in addition to and separate from base salary for members of management, in relation to this overall objective. The bonus program is based on profit-center results and the employee's individual contribution.

     2. Our Company can meet profit objectives only if our managers fulfill the responsibilities of planning, goal setting, measurement of results, thorough follow-up, and an abundance of hard work. These activities must be accomplished with bottom-line result in perspective. This will ensure that our customers, stockholders, and employees share in the success of the Company.

     3. The Management Bonus Program is divided into two portions as follows:

          a. The Profit Center Performance Plan provides financial rewards to managers in pro-rata amount based on (a) the attainment of pre-set profit objectives, which identify the profit level at which bonus payment begins and the level necessary for maximum bonus payments; and (b) the maximum bonus level for each job grade.

          b. The Discretionary Award Plan is based on the attainment of pre-set profit objectives as in (a) above, and individual achievement.

B.   Procedure
     1. The principles upon which the bonus plan profit objectives are established are as follows:
          a. Two profit objectives for each Profit Center are selected within the Company. These are:

               1. The profit level at which bonuses begin. (Bonus Base or Minimum Profit)

               2. The profit level at which maximum bonuses will be paid. (Bonus Maximum)

          The profit levels defined are Net Before Income Taxes but after provision for bonuses earned.

          b. Theses profit objectives are set at the beginning of each fiscal year, and will be based upon return on investment objectives.

          c.   Bonus Profit objectives are set independently of the
          Budget process, with final approval by the Chairman of Oxford Industries.
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          d.   The Chairman of Oxford Industries will determine
          participation for managers serving more than one operational area of the company.


2. Management Incentive Bonus payment is based on the following criteria:

     a. Bonus payment under the Profit Center performance plan is in relation to the maximum bonus potential level assigned to each job grade as well as the pre-set profit goals.

     b. The reward under the Discretionary Award Plan, is based on attainment of pre-set objectives (and other conditions outlined
     in this policy).   Based on individual performance, the discretionary
     award may be up to 100% of the guaranteed award. If a profit center earns no guaranteed award bonus, there will be no discretionary bonus.

     c. Employees who begin participation during the fiscal year will receive a pro-rata bonus for the period during which they have participated, calculated to the nearest month. An employee beginning work by the 15th of any month will be eligible for bonus proration including that month; employees not beginning until the 16th will not be eligible for proration until the next month. Pro-rata participation does not apply to employees leaving the company (see paragraph 3f).


     3. Additional factors related to the Management Incentive Program are as follows:

          a. Bonuses for employees included in the Program who change job grades, or transfer between Profit Centers during a fiscal year will be prorated to the nearest month, as noted in 2c above.

          b. Provided that the profit performance of a Profit Center has reached the level necessary for bonuses to be earned on a cumulative basis at the end of a fiscal year, participating members of Management in that Profit Center will receive their bonuses, irrespective of the performance of other Profit Centers in the Company, or of the Company as a whole.

          c. Newly acquired companies or additions to a Profit Center may be excluded from consideration in setting Profit objectives for bonus proposes until they have been absorbed into our organization, at the discretion of the Chairman of Oxford Industries.

          d. Profit Center Bonus projections will be calculated and reported to all participants not less than quarterly.

          e. Employees do not accrue bonus for periods of unpaid leave of absence. However, employees on leave of absence as of the end of the fiscal year will be eligible for pro-rata bonus payment for periods of paid leave.

          f.   Bonuses will be paid in full in August of each year
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               following the end of the fiscal year to participating
               members of management who were employed before May 15th of the same fiscal year and who remain employed on the earlier of, the last day of the fiscal year, or the last day of May, provided the right to such bonus has not been forfeited as provided for in Sections g and h below. Any exception to this will be subject to the approval of the Chairman of Oxford Industries.

          g. Prior to distribution of bonus checks, if an employee entitled to receive a bonus is found guilty of committing acts which are detrimental to the best interests of the Company (such as misconduct) he will automatically forfeit all rights to receive his bonus.

          h. Any employee leaving the Company prior to fiscal year end, will forfeit eligibility for bonus participation. An exception would be an employee otherwise eligible for bonus who retires or dies during the same bonus year. (An employee is considered retired if he leaves the Company with the length of service and age that is required for 100% vesting eligibility under the terms of any of Oxford's qualified Retirement Plans regardless of whether or not the employee is participating in any of those plans.) A prorated bonus payment would be issued in relation to months worked before retirement or death.

          i. The Bonus Program will be reviewed each year, and will be subject to change as necessary or desirable to ensure that it remains equitable and effective as incentive compensation for improved results.


c.  Exceptions

    Exceptions to this policy may be made only with the prior approval of the Chairman of Oxford Industries, Inc.
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